UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
April 23, 2006
Date of report (Date of earliest event reported)
STONE ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12074	72-1235413

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 E. Kaliste Saloom Road
Lafayette, Louisiana	70508

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (337) 237-0410
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 8.01. Other Items
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
Agreement and Plan of Merger
Press Release

Item 1.01. Entry into a Material Definitive Agreement.
     On April 23, 2006, Stone Energy Corporation (“Stone”) entered into an Agreement and Plan of Merger (“Merger Agreement”) with Plains Exploration and Production Company (“PXP”) and Plains Acquisition Corporation, a wholly-owned subsidiary of PXP (“Plains Acquisition”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Plains Acquisition will merge with and into Stone in a stock-for-stock transaction in which Stone will become a wholly-owned subsidiary of PXP and each outstanding share of common stock of Stone will be converted into the right to receive 1.25 shares of PXP common stock. In connection with the closing of the transaction, PXP will issue approximately 34.5 million shares to Stone stockholders and assume $483 million of debt net of cash as of December 31, 2005. The closing of the transaction is anticipated to be completed in the third quarter of 2006.
     The Merger Agreement has been approved by the boards of directors of both Stone and PXP. The Merger is subject to Stone’s stockholders approving the Merger and to PXP’s stockholders approving the issuance of shares of PXP stock to be used as merger consideration, and other customary closing conditions.
     Stone and PXP have each agreed to certain covenants in the Merger Agreement. Among other covenants, Stone has agreed, subject to certain exceptions to permit Stone’s board of directors to comply with its fiduciary duties, not to solicit, negotiate, provide information in furtherance of, approve, recommend or enter into a Target Acquisition Proposal (as defined in the Merger Agreement).
     The Merger Agreement also contains representations and warranties that the parties have made to each other as of specific dates. Except for its status as a contractual document that establishes and governs the legal relations among the parties with respect to the merger described therein, the Merger Agreement is not intended to be a source of factual, business or operational information about the parties. The representations and warranties contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to that agreement, and may be subject to limitations agreed between those parties, including being qualified by disclosures between those parties. Those representations and warranties may have been made to allocate risks among the parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts. Furthermore, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The assertions embodied in such representations and warranties are qualified by information contained in disclosure letters that the parties exchanged in connection with signing the Merger Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure letters. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Stone’s or PXP’s public disclosures.
     The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. A copy of the Merger Agreement is filed as Exhibit 99.1 hereto.
          Item 8.01. Other Items
          On April 24, 2006, Stone issued a press release announcing an agreement to be acquired by Plains Exploration and Production Company. A copy of the press release is furnished as Exhibit 99.2 hereto.

Item 9.01. Financial Statements and Exhibits
     (d) Exhibits:
99.1	Agreement and Plan of Merger By and Among Plains Exploration & Production Company, Plains Acquisition Corporation and Stone Energy Corporation Dated as of April 23, 2006

99.2	Press release dated April 24, 2006, “Stone Energy announces agreement to be acquired by Plains Exploration and Production”

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, Stone Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE ENERGY CORPORATION

Date: April 26, 2006	By:	/s/J. Kent Pierret

J. Kent Pierret
Senior Vice President,
Chief Accounting Officer
and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Agreement and Plan of Merger By and Among Plains Exploration & Production Company, Plains Acquisition Corporation and Stone Energy Corporation Dated as of April 23, 2006

99.2	Press release dated April 24, 2006, “Stone Energy announces agreement to be acquired by Plains Exploration and Production.”